                                                              EXHIBIT 10(iii)(d)


                              EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT, dated as of June 5, 1995, is entered into between Ply Gem Industries, Inc., a Delaware corporation (the "COMPANY"), and Dana R. Snyder (the "EXECUTIVE").


                                    RECITALS

          WHEREAS, the Company desires to obtain the services of the Executive, and the Executive desires to be employed by the Company, upon the following terms and conditions.

          NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the Company and the Executive hereby agree as follows:


                               TERMS OF AGREEMENT

          1.   DEFINITIONS.
               -----------

          (a) "Agreement" shall mean this Employment Agreement, together with the attachments and schedules attached hereto, as amended or modified from time to time.

          (b) "Base Salary" shall mean Four Hundred Twenty Five Thousand Dollars ($425,000.00) per year; provided, however, that, unless the Chairman has
                        --------  -------  ----
determined not to grant salary increases to senior executive employees (other than the Chairman) during any annual period, the Executive shall be entitled to a minimum annual increase in the Base Salary of five percent (5%).

          (c) "Board" shall mean the Board of Directors of the Company.

          (d) "Bonus Year" shall mean the particular calendar year for which a Performance Award is calculated pursuant to SECTION 4(b) hereof.

          (e) "Cause" shall mean a good faith determination by the Chairman that one or more of the following has occurred (i) the Executive has engaged in illegal misconduct, (ii) the Executive has engaged in gross insubordination,
(iii) the Executive has engaged in other misconduct materially detrimental to the Company, (iv) the Executive has willfully neglected his duties to the detriment of the Company or (v) the Executive has materially breached this Agreement and the Executive has failed to cure such breach within twenty (20) days of written notification from the Company of such breach.

          (f) "Chairman" shall mean the Chairman of the Board of the Company.

          (g) "Change of Control" shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the merger or consolidation of the Company with any entity which, prior to such merger or consolidation, was not an Affiliate of the Company, in any case where the holders of the Stock prior to such merger or consolidation do not hold at least fifty percent (50%) of the voting common equity of the surviving entity after such merger or consolidation or (iii) the accumulation by any person or entity or group of persons or entities (where the term "GROUP" is used as set forth in SECTION 13(D)(3) of the Exchange Act of 1934, as amended) of more than fifty percent (50%) of the total outstanding Stock; provided, however, that, in each of the
                                      --------  -------  ----
cases set forth above in CLAUSES (I), (II) AND (III), no "CHANGE OF CONTROL" shall be deemed to take place if the transaction was approved by the Board, the majority of the members of which were in place prior to the commencement of such sale, merger, consolidation or accumulation.

          (h) "Company" shall have the meaning ascribed to such term in the preamble hereof and shall include all permitted successors and assigns, subject to the Executive's rights in the event of a Change of Control.

          (i) "Executive" shall have the meaning ascribed to such term in the preamble hereof.

          (j) "Good Reason" shall mean the Executive's voluntary resignation due to one or more of the following (i) the Base Salary is reduced during the Term below the amount set forth in SECTION 4(A) hereof, (ii) the Executive's group benefits are materially reduced, (iii) the Company insists upon relocation of the Executive in violation of SECTION 4(F) hereof, (iv) a Change of Control event occurs or (v) the Company has materially breached this Agreement and the Company has failed to cure such breach within twenty (20) days of written notification from the Executive of such breach.

               (k) "Great Lakes" shall mean Great Lakes Window, Inc., a Delaware corporation.

          (l) "Life Insurance Policy" shall mean a split dollar permanent whole life insurance policy in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) in respect of the life of the Executive, which Life Insurance Policy shall be owned by the Executive.

          (m) "Operating Income" shall mean the Company's income before income taxes as reflected in the Company's audited financial statements; provided,
                                                                  --------
that, for calendar year 1994, the Operating Income is deemed to be Twenty-Nine
- ----
Million Thirteen Thousand Dollars ($29,013,000.00).

          (n) "Option" shall mean the right and option to purchase a total of three hundred thousand (300,000) shares of Stock pursuant to the Stock Option Agreement.

          (o) "Pension Plan Benefits" shall mean the Ply Gem Industries, Inc. Group Pension Plan or any successor plan, which currently provides annual pension benefits to the Executive in an amount of approximately Twenty Thousand Dollars ($20,000.00) before taxes, beginning at age 65, through age 90.

          (p) "Performance Award" shall mean an annual performance bonus as more fully set forth in SECTION 4(b) hereof.

          (q) "Permanent Disability" shall mean, with respect to the Executive
(i) the absence of the Executive from his employment by reason of any mental or physical illness, disability or incapacity for a period of one hundred eighty
(180) days during any twelve-month period (with such one hundred eighty (180) days comprised solely of the number of days during which the Executive is absent for a consecutive period of at least thirty (30) days), effective as of the last day of such one hundred eighty (180) day period or (ii) the good faith determination by a physician, reasonably agreed to by the parties, that the Executive is suffering from any mental or physical illness, disability or incapacity such that the Executive is, or shall be, unable to perform his duties prospectively for a period of one hundred eighty (180) days during any twelve-month period (calculated in the same manner as in CLAUSE (I) above), upon the giving of notice to the Executive, effective as of the date set forth in such notice.

          (r) "Personal Property" shall mean, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, programs, software or materials or copies thereof, equipment (including office equipment), credit cards and all other Proprietary Information relating to the business of the Company held by the Executive from time to time.

          (s) "Policy" shall mean the Mass Mutual Limited Payment Whole Life Insurance Policy (paid up at age 65), in a form reasonably acceptable to the Executive, to be purchased by the Company in the Executive's name with an initial face amount of One Million Eight Hundred Fifteen Thousand Dollars ($1,815,000.00) owned and structured as a split dollar instrument pursuant and subject to the provisions of SECTION 6 hereof which has been designed to provide annual benefits to the Executive in an amount of approximately One Hundred Thirty Thousand Dollars ($130,000.00) after taxes (based upon estimated tax rates), beginning at age 65, through age 90.

          (t) "Prohibited Activity" shall mean to directly or indirectly (i) own, manage, operate, join, control, participate in, or become employed by, (ii) render any services (including, without limitation, consulting services), advice or assistance of any nature on behalf of or (iii) invest in, acquire any interest in, or participate in the management, operation or control of, any person, corporation, partnership or other entity which is engaged in the manufacture or sale of building materials or any other businesses in which the Company or any of its Subsidiaries is engaged; provided, however, that, the
                                               --------  -------  ----
Executive shall not be prohibited from continuing to hold or subsequently purchasing, on a passive basis, the real estate investments described in
SCHEDULE 1(q) attached hereto as amended from time to time by the Executive; provided, further, however, that, if the Company or any Subsidiary commences
- --------  -------  -------  ----
activities, or acquires a business which includes activities, which result in any then current activity or interest of the Executive becoming a Prohibited Activity, then the Executive and the Company shall negotiate in good faith a reasonable manner for and timing of the cessation of such Prohibited Activities by the Executive and/or the disposition of such interest; provided, however,
                                                          --------  -------
that, this restriction shall not preclude the Executive from investing his funds
- ----
in securities of any company if the securities of such company are listed for trading on a nationally registered stock exchange or traded in the NASDAQ "National Market" and the Executive's holdings therein represent less than two percent (2%) of the total number of outstanding shares or other securities of such company.

          (u) "Proprietary Information" shall mean information which would be treated under appropriate legal standards as confidential and proprietary, including, but not limited to (i) marketing, competitive or other information available only to top management of the Company, (ii) information pertaining to the contracts between the Company and its customers or vendors, including the identity of the customers or vendors, pricing information and contract termination dates, (iii) any and all other information related to the Company of which the Executive may become aware but which is not generally known to outsiders, including, but not limited to, cost allocations and other confidential information concerning or relating to any of the customers, business or methods of operation of the Company and (iv) various trade secrets which are or will in the future be owned by the Company and which are or will be regularly used in the business of the Company; provided, that, the foregoing
                                               --------  ----
provisions shall not be construed to prevent the Executive from making use of or disclosing information which (A) is in the public domain through no fault on the part of the Executive, provided, however, that, specific information which is
                       --------  -------  ----
aggregated specifically on behalf of the Company shall not be deemed to be in the public domain merely because the components thereof are encompassed in general information that is published or in the public domain or in the Executive's prior possession, (B) is intentionally disclosed by the Company to any entity (not an affiliate of the Company) on a non-confidential basis, (C) was in the possession of the Executive prior to commencing discussions with the Company with regard to a potential employment relationship with the Company or
(D) is developed by the Executive without the use of any Proprietary
Information.

          (v) "Return on Net Assets" shall mean the Operating Income for the Bonus Year divided by the stockholders' equity as of the last date of the preceding calendar year as reflected in the Company's audited financial statements.

          (w) "Richwood" shall mean Richwood Building Products, Inc.

          (x) "Signing Date" shall mean the date first written above.

          (y) "SNE" shall mean SNE Enterprises, Inc., a Delaware corporation.

          (z) "Start Date" shall mean June 15, 1995 or such earlier or later date as the Executive shall be reasonably available, but in no event later than July 3, 1995.

          (aa) "Start Price" per share shall mean the lower of the closing price of the Stock on the Start Date and on the last trading day prior to the Signing Date.

               (ab) "Stock" shall mean the Company's common stock, par value $0.25 per share.

          (ac) "Stock Option Agreement" shall mean that certain Stock Option Agreement to be entered into on the Start Date between the Company and the Executive substantially in the form of EXHIBIT A attached hereto.

          (ad) "Stolle Arrangements" shall mean the terms of the Executive's prior employment with the Aluminum Company of America or its subsidiary, the Stolle Corporation, including, without limitation, that certain Employment Agreement, between the Stolle Corporation and the Executive, dated as of June 28, 1989 and any amendments, renewals, continuations or replacements thereof.

          (ae) "Subsidiaries" shall mean any corporation, partnership or other entity in which the Company has, directly or indirectly, (i) a majority equity interest or (ii) in the case where the Executive has or shares, or has had or shared, operation or management responsibility therefor, a minority equity interest.

           (af) "Target Subsidiaries" shall mean collectively, SNE, Variform, Richwood, and Great Lakes.

          (ag) "Term" shall mean the period commencing on the Start Date and ending on the fourth anniversary of the Start Date, or any abbreviated portion thereof resulting from termination of employment pursuant to the provisions of
SECTION 5(A) hereof.

          (ah) "Termination Date" shall mean the date on which the Executive's employment is terminated due to the expiration of the Term in accordance with
SECTION 2(a) or SECTION 2(b) hereof or pursuant to SECTION 5(a) hereof.

           (ai) "Variform" shall mean Variform, Inc.

          2.   EMPLOYMENT; TERM.
               ----------------

          (a) Initial Term. The Company hereby employs the Executive as its President and Chief Operating Officer and the Executive hereby accepts employment from the Company and agrees to perform in such capacity upon the terms and conditions set forth herein, for a term commencing no later than the Start Date and continuing thereafter for the duration of the Term. The Chairman shall promptly submit this Agreement to the Board for its required approval and recommend and vote in favor of such approval.

          (b) Extensions. On the fourth anniversary of the Start Date, subject to earlier termination pursuant to the provisions of SECTION 5 hereof, the term of this Agreement shall be extended for an additional one (1) year, unless either the Company or the Executive notifies the other in writing no later than six (6) months prior to the fourth anniversary of the Start Date, that it does not intend to renew this Agreement.

          3.   POSITION; DUTIES; RESPONSIBILITY.
               --------------------------------

          (a) Position.  During the Term, the Executive shall be employed as the
          --- --------
President and Chief Operating Officer of the Company. The Executive shall faithfully and diligently use his best efforts to perform the duties and bear the responsibilities of such office and report and be responsible directly to the Chairman. The Executive acknowledges and agrees that his exclusive function shall be to be responsible for the overall profitability of the Subsidiaries in order to enhance the value of the Stock and that unless otherwise specifically directed by the Chairman, the Executive shall have no responsibility with respect to the operation of the Company at the holding company level. Without limiting the generality of the foregoing, the Executive further acknowledges and agrees that his primary focus shall be to be responsible for the management of the Target Subsidiaries. The Executive shall devote all of his professional time to the business of the Company in order to satisfactorily discharge his duties and responsibilities to the Company, except for reasonable time spent for trade, civic and charitable activities or for service on other boards of directors, subject to approval as provided in SECTION 3(b) hereof. Notwithstanding any provision in this Agreement to the contrary, the Executive's employment will be subject to the Ply Gem Industries, Inc. Code of Conduct and Conflict of Interest Policy.

          (b) Other Activities. Except upon the prior oral or written consent of the Chairman, the Executive, during the Term, shall not (i) accept any other employment, (ii) serve on the board of directors of any other company or (iii) engage in any Prohibited Activity.

          (c) Board Member; Other Duties. The Chairman shall nominate and vote for the Executive, and the Executive agrees to serve, for no additional compensation, as a member of the Board. The Executive further agrees to serve as an officer or director of any of the Subsidiaries of the Company as the Chairman shall request, without any additional compensation.

          4.  SALARY AND BENEFITS.
              -------------------

          (a) Base Salary. In consideration of the services to be rendered hereunder, the Executive shall be paid the Base Salary payable at the same intervals as the other senior executive employees of the Company.

          (b) Performance Award. The committee that administers the Company's Incentive Compensation Plan has selected the Executive to participate in such Incentive Compensation Plan and to receive an annual Performance Award commencing January 1, 1996 (together with a Performance Award for calendar year 1995 referenced below). The Performance Awards are subject to the provisions of
SECTION 5 hereof, have been awarded in accordance with such Incentive Compensation Plan, shall be paid in cash and shall be determined in accordance with the following formula:

               (i) If the Return on Net Assets of the Company is less than twenty percent (20%), then the Performance Award shall be determined based upon SCHEDULE 4(b)(i) attached hereto based upon the positive difference in the Company's Operating Income for the Bonus Year and the Company's average Operating Income for the two (2) immediately preceding calendar years;

     provided, that, the Executive shall not be entitled to any Performance
     --------  ----
     Award under this formula if the Company's Operating Income for such Bonus Year is less than one hundred ten percent (110%) of the Company's average Operating Income for the two (2) immediately preceding calendar years.

              (ii) If the Return on Net Assets of the Company is twenty percent (20%) or greater, the Performance Award calculation shall be made pursuant to SCHEDULE 4(b)(ii) attached hereto. A Performance Award pursuant to this
     SECTION 4(b)(ii) shall be calculated and paid for in a Bonus Year, regardless of whether or not the Return of Equity percentage of the Company is more or less than the prior year.

For calendar year 1995 (A) the minimum Performance Award shall be Seventy Five Thousand Dollars ($75,000.00) and (B) any additional Performance Award shall be dependent upon a good faith, reasonable determination by the Chairman evaluating the performance of the Subsidiaries for which the Executive has operating authority, the formula for which shall be finalized within sixty (60) days of the Start Date. The Company agrees to determine the amount of the Performance Award, if any, to which the Executive shall be entitled as soon as possible after the end of each Bonus Year, and to pay such Performance Award no later than April 30 of the following year. The parties agree to re-evaluate in good faith and make any appropriate adjustments to both formulas if there occurs a material event not in the ordinary course of business such as an acquisition or divestiture of any substantial assets of the Company or a debt restructuring in order to accomplish the same objectives from the application of the Performance Award criteria for the Executive that were in place prior to the acquisition, divestiture, or debt restructuring.

          (c) Benefits. During the Executive's employment hereunder, the Executive shall be entitled to an automobile allowance of Eight Hundred Dollars ($800.00), net of any applicable taxes, per month and to participate in any plan, arrangement or policy of the Company providing for medical benefits, dental benefits, life insurance, disability insurance, vacation time, sick leave, options or other stock programs and other benefits offered by the Company to senior executive employees of the Company generally. In addition, the Company shall obtain and maintain during the Term, the Life Insurance Policy. The Executive shall be entitled to four (4) weeks of paid vacation per year to be taken at such times as shall be mutually agreed by the Chairman and the Executive. To the extent not prohibited by law and not commercially unreasonable, the Company shall waive all waiting periods required for participation in the benefit plans and arrangements and policies described above.

          (d) Withholding. The Company shall make all legally required deductions and other withholdings, including, without limitation, from all applicable payments of the Base Salary, the Performance Award and benefits to the Executive.

          (e) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him in connection with his duties; provided, that, such expenses are appropriately documented and
                 --------  ----
are otherwise consistent with the Company's policies.

          (f) Relocation. The Executive acknowledges and agrees that the Executive shall be principally based at a location to be jointly determined;

provided, that, the Executive hereby acknowledges and agrees that he is prepared
- --------  ----
to relocate to any of the Company's current executive offices, including, without limitation, to the Company's offices in the Chicago area; provided,
                                                                  --------
further, however, that, if the
- -------  -------  ----

Executive shall be principally based at the Company's New York City location, the Company and the Executive shall in good faith negotiate appropriate increases in the Executive's compensation to account for cost of living and tax rate differentials. At the time that the Executive is required to relocate in connection with his employment with the Company, the Company shall provide an Executive relocation package, consistent with industry standards, as agreed by the Chairman and the Executive; provided, that, in the event that the Executive
                                --------  ----
is unable to sell his home located in Sidney, Ohio at fair market value, the Company shall either purchase such home or pay the Executive the difference between the fair market value and the actual sales price of such home; provided,
                                                                       --------
further, that, the Executive agrees to use good faith efforts to obtain the
- -------  ----
highest reasonable sales price for the home within a reasonable time.

          (g) Physical Examinations. The Executive agrees that as soon as practicable after the Start Date, and from time to time thereafter, he shall undergo any physical examinations and any other tests required for key man, disability and employee benefit insurance (including, without limitation, the Life Insurance Policy), as are reasonably required to obtain such insurance. The cost of such physical examinations shall be borne by the Company. The Executive shall make immediately available to the Chairman and any medical representative of the Company the results of his last physical examination. It is agreed that such information shall remain confidential. The Executive shall promptly sign any insurance applications submitted to enable the Company to obtain key man insurance.

          (h) Country Club Membership.  In the event of a relocation pursuant to
SECTION 4(f) hereof, the Company agrees to make a one-time payment to the Executive, upon presentation by the Executive of appropriate documentation, to reimburse the Executive for the cost of the Executive's initiation fees at a country club of the Executive's reasonable choice; provided, however, that, the
                                                   --------  -------  ----
amount of such one-time payment shall not exceed a reasonable amount to be jointly determined by the parties. In addition, without regard to whether the Executive has relocated pursuant to SECTION 4(f) hereof, the Company agrees to reimburse the Executive, upon presentation by the Executive of appropriate documentation, for the annual dues incurred by the Executive during each year of the Term hereof in connection with the Executive's membership at a country club of his choice. The Executive agrees to provide the Company with any evidence he may have showing that his membership related to a business use.

          5.  TERMINATION OF EMPLOYMENT.
              -------------------------

          (a) Termination Events. Subject to the other terms and conditions hereof, the Executive's employment under this Agreement shall terminate upon the expiration of the Term or, if earlier, upon the earliest to occur of any of the following events.

               (i) Death; Permanent Disability. The Executive's employment shall terminate upon (A) the death of the Executive or (B) the Permanent Disability of the Executive.

               (ii) Resignation With Good Reason; Termination Without Cause. The Executive's employment may be terminated (A) by the Executive for Good Reason or (B) by the Company without Cause, each upon the giving of notice to the other party, effective as of the date set forth in such notice.

               (iii) Resignation Without Good Reason; Termination With Cause. The Executive's employment may be terminated (A) by the Executive without Good Reason or (B) by the Company with Cause, each upon the giving of notice to the other party, effective as of the date set forth in such notice.

          (b) Termination Obligations of the Company. Upon the termination of the Executive's employment, subject in every respect to the fulfillment of the Executive's obligations pursuant to SECTIONS 5(c) AND 5(d) hereof, the Executive shall be entitled to the following.

               (i) Death; Permanent Disability. In the event of termination pursuant to SECTION 5(A)(I) hereof, the Executive or his estate, as applicable, shall be entitled to the following:

                    (A) BASE SALARY. The Base Salary accrued and unpaid through the Termination Date.

                    (B)  PERFORMANCE AWARD.  A pro rata portion of the
                                               --- ----
          Performance Award for the Bonus Year which includes the Termination Date to be paid at the time specified in SECTION 4(b) hereof, with such proration to be calculated based on the financial results of the Company for the entire Bonus Year prorated for the period during which the Executive was employed.

                    (C) BENEFITS. Any benefits pursuant to SECTION 4(c) hereof accrued through the Termination Date; provided, that, in the event of
                                                --------  ----
          termination of employment as a result of Permanent Disability, the Company shall maintain the Life Insurance Policy through age 65 for the Executive; provided, further, that, in the event that the
                         --------  -------  ----
          Executive's employment is terminated as a result of Permanent Disability which is employment related then the Company shall fund the Policy through age 65; provided, further, that, in the event that the
                                 --------  -------  ----
          Executive's employment is terminated as a result of Permanent Disability which is not employment related, then the Company shall cease funding the Policy on the Termination Date.

                    (D) STOCK. The Stock Option benefits pursuant to SECTION 6(B) hereof.

               (ii) Resignation With Good Reason; Termination Without Cause. In the event of termination pursuant to SECTION 5(a)(ii) hereof, the Executive shall be entitled to the following:

                    (A) BASE SALARY. The Base Salary through the fourth anniversary of the Start Date as described in SECTION 4(a) hereof (or through the end of any extension period pursuant to SECTION 2(b) hereof to the extent that the Termination Date occurs within that extension period); provided, that, after the Termination Date the Base
                             --------  ----
          Salary shall not be increased as provided in the definition of "BASE SALARY"; provided, further, that, the Base Salary shall not be
                   --------  -------  ----
          decreased below the level of the Base Salary on the Termination Date.

                    (B)  PERFORMANCE AWARD.  A pro rata portion of the
                                               --- ----
          Performance Award for the Bonus Year which includes the Termination Date to be paid at the time specified in SECTION 4(b) hereof, with such proration to be calculated based on the financial results of the Company for the entire Bonus Year prorated for the period during which the Executive was employed; provided, however, that, in the event of a
                                      --------  -------  ----
          Change of Control, the Executive shall be entitled to receive a Performance Award for all periods through the fourth anniversary of the Start Date (or through the end of any extension pursuant to
          SECTION 2(b) hereof to the extent that
          the Termination Date occurs within that extension period) at the time specified in SECTION 4(b) hereof, calculated based on the average Performance Award received for all periods prior to the Termination Date. For the period commencing January 1, 1999, through the fourth anniversary of the Start Date (or through the end of any extension pursuant to SECTION 2(b) hereof to the extent that the Termination Date occurs within that extension period), the Performance Award specified in the proviso in the immediately preceding sentence shall be paid no later than such fourth anniversary of the Start Date (or through the end of any extension pursuant to SECTION 2(B) hereof to the extent that the Termination Date occurs within that extension period) and shall be calculated on a pro rata portion of the year
                                               --- ----
          represented by such period.

                    (C) BENEFITS. Any benefits pursuant to SECTION 4(c) hereof accrued through the fourth anniversary of the Start Date (or through the end of any extension pursuant to SECTION 2(b) hereof to the extent that the Termination Date occurs within that extension period) that the Executive is entitled to receive.

                    (D) STOCK. The Option with respect to fifty percent (50%) of the shares of Stock with respect to which the Option have not, on or prior to the Termination Date, become exercisable shall become exercisable on the Termination Date; provided, however, that, nothing
                                               --------  -------  ----
          in this SECTION 5(b)(ii)(D) shall be deemed to affect the period of time following the Termination Date in which the Executive may exercise the Option which period shall be determined by the terms of the Stock Option Agreement; provided, that, in the event of a Change
                                      --------  ----
          of Control, the Executive shall receive the most favorable treatment to the Executive available with respect to the Options pursuant to the 1989 Senior Executive Stock Option Plan as such plan provides as of the date hereof or the Stock Option Agreement; provided, further,
                                                         --------  -------
          that, any additional Options granted to the Executive shall be subject
          ----
          to the above referenced plan, or any successor plan, as such plan may be amended from time to time.

               (iii) Resignation Without Good Reason; Termination With Cause. In the event of termination pursuant to SECTION 5(a)(iii) hereof, the Executive shall be entitled to the Base Salary accrued and unpaid through the Termination Date and any benefits pursuant to SECTION 4(c) hereof accrued through the Termination Date.

Except as expressly set forth in this SECTION 5(b), following the Termination Date, the Executive shall be entitled to no compensation, bonus, benefits, stock, stock options or other remuneration of any kind whether under this Agreement or otherwise. Without limiting the foregoing, the remuneration described in this SECTION 5(b) shall be deemed to be liquidated damages in the case of every termination described above and shall be deemed to be adequate and appropriate consideration for all releases, covenants and other agreements of the Executive hereunder which survive the Termination Date. Notwithstanding any provision herein to the contrary, the Company shall be permitted to maintain key man insurance policies regarding the life of the Executive for its own benefit during any period of time whether during the Term or thereafter.

                  (c) Termination Obligations of the Executive.

               (i) The Executive hereby acknowledges and agrees that all Personal Property furnished to or prepared by the Executive in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon the Termination Date. Following the Termination Date, the Executive shall not retain any written or other tangible material containing any Proprietary Information relating to the business of the Company.

               (ii) The Executive hereby acknowledges that for the duration of this Agreement, he has gained and will gain knowledge of Proprietary Information. The Executive shall not during the Term or for a period of three (3) years thereafter use (other than in the performance of his duties to the Company) or disclose to any person, firm, corporation, partnership or other entity whatsoever outside the Company or to any officer, director, stockholder, partner, associate, employee, agent or representative of any thereof (except as required by law or with the express prior written approval of the Chairman) any such Proprietary Information either directly or indirectly.

               (iii) The Company shall be entitled, in addition to any other right and remedy it may have, at law or in equity, to seek an injunction, enjoining or restraining the Executive from any violation or threatened violation of this SECTION 5(c), and the Executive agrees that the Company has the right to seek such injunction.

               (iv) For a period of two (2) years following the Termination Date, the Executive agrees that the Executive shall not, engage in any Prohibited Activity; provided, however, that, in the event that the
                          --------  -------  ----
     Executive's employment is terminated pursuant to the provisions of SECTION 5(a)(ii) hereof or the Company elects nor to renew this Agreement pursuant to the provisions of SECTION 2(b) hereof following the end of the period referenced in SECTION 5(b)(ii)(A) hereof, the Executive shall have the option of electing to either (A) render the provisions of this SECTION 5(c)(iv) inapplicable to the Executive in its entirety thereafter or (B) receive for the balance of the two (2) year period referenced in this
     SECTION 4(c)(iv) an amount equal to fifty percent (50%) of the Base Salary in effect on the Termination Date; provided, further, that, this provision
                                        --------  -------  ----
     shall not prohibit the Executive from making any personal investment which is purely passive in nature following the Termination Date; provided,
                                                                 --------
     further, that, so long as the Executive has no responsibility to manage or
     -------  ----
     advise with respect to the Prohibited Activity, nothing in this Agreement shall prohibit the Executive from acting as (A) a senior officer of an entity which is engaged in a Prohibited Activity so long as such Prohibited Activity is not a principal activity of such entity or (B) an officer, employee or manager of a division or subsidiary of an entity which may be engaged in a Prohibited Activity so long as such division or subsidiary is not engaged in a Prohibited Activity; provided, further, that, if the
                                           --------  -------  ----
     Executive desires to become a consultant to an entity which is engaged in a Prohibited Activity, the Executive may seek the consent of the Company by submitting to the Chairman in writing a detailed description of the Executive's proposed consulting activities, the identity of the entity to receive such consulting activities and the Executive's proposed responsibilities (including, without limitation, the extent to which the Executive will be engaged in consulting activities relating to a Prohibited Activity).

               (v) The Executive acknowledges and agrees that any solicitation of the Company's or any of its Subsidiaries' customers or suppliers may involve the use or disclosure of Proprietary Information protected by this Agreement. In recognition of this fact, for a period of two (2) years following the Termination Date, the Executive agrees that the Executive shall not for himself or on behalf of any other person, corporation, partnership or other entity, directly or indirectly, or by action in concert with others, solicit, induce or encourage or attempt to solicit, induce or encourage, any person known by him to have a relationship with the Company or any of its Subsidiaries, or any customer or supplier of the Company or any of its Subsidiaries, to discontinue, terminate, cancel or refrain from entering into any contractual or business relationship with the Company or any of its Subsidiaries.

               (vi) The Executive acknowledges and agrees that any solicitation of the Company's or any of its Subsidiaries' officers, managers or other employees may involve the use or disclosure of Proprietary Information protected by this Agreement. In recognition of this fact, for a period of two (2) years following the Termination Date, the Executive agrees that the Executive shall not for himself or on behalf of any other person, corporation, partnership or other entity, directly or indirectly, or by action in concert with others, solicit for employment any person who at the Termination Date is or was an officer, manager or other employee of the Company or any of its Subsidiaries without the prior written consent of the Company.

The Executive acknowledges and agrees that any obligations of the Company payable to or inuring to the benefit of the Executive following the Termination Date are expressly conditioned upon the Executive's compliance with and adherence to the provisions of SECTION 5(c) hereof and to the execution, delivery and performance of a general release in favor of the Company, its affiliates, advisors, representatives, senior executive officers and directors from any and all claims relating to the Executive's employment with the Company in a form reasonably satisfactory to the Company; provided, that,
                                                  --------  ----
any rights and obligations of the Company pursuant to this Agreement arising after the Termination Date shall not be subject to such general release; provided, further, that, the Company shall execute, deliver and perform a
- --------  -------  ----
general release of the Executive from all claims discovered subsequent to one
(1) year after the Termination Date.

          (d) Other Positions. Upon the Termination Date, the Executive shall be deemed to have resigned, and if requested by the Company shall tender his resignation, from all offices and directorships then held with the Company and any Subsidiaries.

          (e) Survival. The representations, warranties, covenants and agreements contained in SECTIONS 5(b), 5(c), 5(d) AND 7 hereof shall survive the Termination Date and the expiration of this Agreement pursuant to their respective terms.

          6.  THE POLICY; CERTAIN STOCK MATTERS.  In addition to any other
              ---------------------------------
compensation described in this Agreement, as of the Start Date, the Executive shall be granted certain additional consideration as set forth hereinbelow.

          (a) The Policy. The Company agrees to provide the Executive with annual retirement benefits in the amount of Two Hundred Twenty Six Thousand Dollars ($226,000.00) before taxes, beginning at age 65, through age 90, pursuant to a combination of the Company's Pension Plan Benefits and the Policy to be purchased by the Company in the Executive's name and to be funded ratably and equally over the sixteen (16) year period commencing the Start Date; provided, that, the Company shall retain an interest in the cash value and death
- --------  ----
benefit of the Policy in the amount of aggregate premiums paid from time to time by the Company for the Policy; provided, further, that, the Company shall pay to
                               --------  -------  ----
the Executive, on an annual basis, from the date hereof to age 65, the amount, after taxes, of any income tax required to be paid by the Executive as a result of income imputed to the Executive based upon the Insurer's Alternate Term Rate tables in connection with premium payments paid in respect of the Policy; provided, further, that, the Company agrees to pay to the Executive at age 65
- --------  -------  ----
and each calendar year thereafter, an amount, before taxes, equal to (i) Two Hundred Twenty Six Thousand Dollars ($226,000.00) minus (ii) the actual Pension
                                                  -----
Plan Benefits paid for such year minus (iii) the Policy benefits, before taxes,
                                 -----
paid for such year, as calculated by grossing up the actual after tax Policy payments using the Executive's then current effective local, state and federal income tax rates; provided, further, that, in the event that the Executive's
                  --------  -------  ----
employment is
terminated pursuant to the provisions of SECTION 5(a)(ii) hereof or the Company elects not to renew this Agreement pursuant to the provisions of SECTION 2(B) hereof, the Company shall continue to fund the Policy through age 65; provided,
                                                                      --------
further, that, in the event the Executive's employment is terminated pursuant to
- -------  ----
the provisions of SECTION 5(a)(iii) hereof, the Company shall cease funding the Policy on the Termination Date; provided, further, that, in the event that the
                                --------  -------  ----
Executive elects not to renew this Agreement pursuant to the provisions of
SECTION 2(b) hereof, the Company shall continue to fund the Policy for a period of two (2) years form the Termination Date.

          (b) Stock Options. The Company shall issue to the Executive the Option pursuant to the Stock Option Agreement, the terms of which shall provide as follows (i) the Option with respect to one hundred thousand (100,000) shares of the Stock shall be exercisable on the first anniversary of the Start Date,
(ii) the Option with respect to one hundred twenty five thousand (125,000) shares of the Stock shall be exercisable at any time during the Term on and after the price of the Stock has reached or exceeded a price which shall be equal to one hundred fifty percent (150%) of the Start Price and (iii) the Option with respect to seventy five thousand (75,000) shares of the Stock shall be exercisable at any time during the Term on and after the price of the Stock has reached or exceeded a price which shall be equal to two hundred percent (200%) of the Start Price. A portion of the Option may be incentive stock options qualifying as such under the Internal Revenue Code. The Option granted pursuant to this SECTION 6(b) shall be for ten (10) years, subject to continued employment with the Company; provided, that, such Option shall be subject to
                             --------  ----
SECTION 7 of the Stock Option Agreement. The Company shall seek immediate ratification of the Stock Option Agreement by the Board.

          7.  REPRESENTATIONS OF THE EXECUTIVE AND THE COMPANY.
              ------------------------------------------------

          (a) Other Agreements. The Executive hereby represents and warrants to the Company that he is not bound by any employment agreement, restrictive covenant, confidentiality or proprietary information or other agreement that would prohibit or inhibit in any way the full and complete performance by the Executive of his duties hereunder or as the President and Chief Operating Officer of the Company. The Executive further represents, warrants and agrees that he will not use any trade secret, confidential or other proprietary information of any former employer or other person or entity in the course of performing his duties hereunder or as the President and Chief Operating Officer of the Company and will not disclose any such information to the Company or any of its representatives. Without limitation, the Executive acknowledges that the representations and warranties set forth in this SECTION 7(a) shall apply with full force and effect to those certain restrictions placed upon the Executive in SECTION 10 of the Stolle Arrangements. The Company hereby represents, warrants and agrees that the Company shall not request or require the Executive to divulge, in whole or any part, any information that would be in violation of the Stolle Arrangements.

          (b) Tax Consequences. The Executive acknowledges that the payments and other benefits herein provided will have serious negative income tax consequences to the Executive. The Executive represents, warrants and agrees that he has consulted with an independent, professional tax advisor, that he is fully responsible for all the tax ramifications of the provisions of this Agreement and that neither the Company nor any of its representatives, agents or advisors has made any representations or warranties to the Executive as to the appropriate tax treatment to the Executive of these matters.

          (c) Health of the Executive. The Executive represents and warrants that as of the date hereof, the Executive has no reason to believe that he suffers from a condition that would lead to a Permanent Disability during the four year period commencing on the Start Date.

          8.  MISCELLANEOUS
              -------------

          (a) Assignment; Successors and Assigns. This Agreement may not be assigned, nor may any obligations hereunder be delegated, by the Executive. This Agreement is fully and freely assignable by the Company in connection with the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets subject to the Executive's rights in the event of a Change in Control. Subject to the foregoing, the Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

          (b) Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt or, in the case of transmission by mail as set forth below, three (3) business following deposit of such notice, request, claim, demand, document or communication with the postal service, and shall be in writing and delivered personally or sent by courier, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication,
(i) if to the Company, addressed to its principal executive offices to the attention of its Chairman and (ii) if to the Executive, to him at the address set forth below under his signature or at any such other address as either party shall have specified by notice in writing to the other.

          (c) Entire Agreement. The terms of this Agreement together with the attachments hereto are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties hereby agree that this Agreement shall be in effect as of the date hereof and shall supersede and be in lieu of any and all prior agreements or understandings regarding the employment of the Executive, whether verbal or written.

          (d) Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by the Executive and by the Chairman. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision of this Agreement. No waiver of any breach of any provision of this Agreement shall be deemed the waiver of any subsequent breach thereof or of any other provision.

          (e) Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

          (f) Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the internal substantive laws (and not the law of conflict of laws) of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                           PLY GEM INDUSTRIES, INC.


                           By:     /s/ Jeffrey S. Silverman
                                   --------------------------
                           Name:   Jeffrey S. Silverman
                           Title:  Chairman of the Board and
                                    Chief Executive Officer



                                   /s/ Dana R. Snyder
                                   --------------------------
                                   Dana R. Snyder


                           Address for Notices

                           Dana R. Snyder
                           c/o Richard H. Wallace
                           Elsass, Wallace, Evans,
                               Schelle & Co., L.P.A
                           100 South Main Avenue, Suite 162
                           Sidney, Ohio 45365-0499

                           Ply Gem Industries, Inc.
                               777 Third Avenue
                           New York, New York 10017

                                 June 5, 1995


Mr. Dana R. Snyder
c/o Richard H. Wallace
Elsass, Wallace, Evans,
  Schelle & Co. L.P.A.
100 South Main Avenue, Suite 102
Sidney, Ohio 45365-0499

Dear Mr. Snyder:

    This letter agreement (this "LETTER AGREEMENT") will confirm our understanding with respect to the obligation of Ply Gem Industries, Inc. (the "COMPANY") to defend and hold you (the "EXECUTIVE") harmless in the event of certain claims made against you, as more fully provided hereinbelow.

    1. Effectiveness. This Letter Agreement shall be effective for the Term of
       ------------
the Executive's employment by the Company, or by the Company's Subsidiaries or affiliates, pursuant to the terms and conditions set forth in that certain Employment Agreement between the Company and the Executive dated as of even date herewith (the "AGREEMENT"); provided, that, in the event of a termination of
                            --------------
employment of the Executive as a result of (i) Permanent Disability, (ii) termination by the Company without Cause or (iii) resignation by the Executive for Good Reason, the term of this Letter Agreement shall extend through the end of the fourth anniversary of the Start Date (or through the end of any extension pursuant to SECTION 2(b) of the Agreeemnt to the extent that the Termination Date occurs within that extension period). Unless otherwise defined herein, or the context otherwise requires, all terms used but not defined herein shall have the meanings ascribed to such term in the Agreement.

    2. The Company. Subject to the provisions of Section 3 hereof, and
       -----------
notwithstanding any provision in the Agreement to the contrary, the Company agrees to defend and to hold harmless the Executive from any claims that may be brought against the Executive by the Aluminum Company of America ("ALCOA") or its subsidiary, the Stolle Corporation ("STOLLE"), which claims assert that the performance by the Executive of any duties as an employee of the Company, or the Company's Subsidiaries or affiliates, constitutes a breach of the terms of the Executive's prior employment with ALCOA or STOLLE, including, without limitation, under SECTION 10 of that certain Employment Agreement with the Stolle Corporation, dated as of June 28, 1989 (collectively, the "STOLLE ARRANGEMENTS")' provided that, the indemnification provided for in this
                -------- ----
SECTION 2 shall not apply to any non-appealable judgment against the Executive based upon a breach of his obligations to ALCOA or Stolle pursuant to the Stolle Arrangements.

    3. The Executive. The Executive acknowledges and agrees that the Company's
       -------------
obligation to defend and hold harmless the Executive from the claims referenced in SECTION 2 hereof shall be subject to the execution, delivery and performance by the Executive of a Reimbursement Agreement, in a form satisfactory to the Company, which shall provide that the Executive shall reimburse the Company for any non-appealable judgments and attorneys' fees incurred therewith in connection with the Company's obligations set forth in Section 2 hereof, in the event that a court or other judicial tribunal or any arbitrator with jurisdiction renders a non-appealable judgment against the Executive based upon any of the following: (a) a breach of the Executive's obligations to ALCOA or Stolle pursuant to the Stolle Arrangements, (b) a breach by the Executive of any convenant or agreement set forth in SECTION 7(a) of the Agreement or (c) any representation or warranty contained in such SECTION 7(a) being untrue; provided, that, any amount to be reimbursed to the Company by the Executive
- ---------------
shall consist solely of the forfeiture of the Option on shares not yet vested pursuant to the Agreement and the documents referenced therein.

    4. ALCOA Stock Options. In the event that the Executive is not permitted to
       -------------------
exercise his option on
approximately eight thousand seven hundred (8,700) shares of common stock of ALCOA (the "ALCOA OPTION") as a result of the termination of his employment with ALCOA, the Company shall pay to the Executive fifty percent (50%) of any monetary losses incurred by the Executive as a result of the inability to exercise the ALCOA Option; provided, that, the Executive shall attempt to exercise the ALCOA Option no later than September 1, 1995; provided, further, that, the Executive shall present appropriate proof of such loss; provided further, that, the Company's obligations pursuant to this Section 4 shall not exceed an aggregate amount equal to Forty Three Thousand Five Hundred Dollars ($43,500.00).

         5.  General Matters.

             (a) Entire Agreement. This Letter Agreement, the Agreement and the other documents contemplated herein and therein constitute the entire agreement and understanding of the parties hereto with respect to the obligations referenced herein and supersedes all prior agreements and correspondence among the parties with respect to such subject matter.

             (b) Governing Law. It is understood and agreed that the construction and interpretation of this Letter Agreement shall at all times and in all respects be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law thereunder. The parties hereto irrevocably submit to the jurisdiction of (i) the state or federal courts located in New York, New York, in the event that a claim is brought against the Company and (ii) the state or federal courts located at the Executive's residence or principal place of business, in the event that a claim is brought against the Executive; in connection with any claim arising out of or relating to this Letter Agreement and the Agreement and the transactions contemplated hereby and hereby agree not to assert, by way of motion, as a defense or otherwise in any such claim that the claim is brought in an inconvenient forum or that the venue of the claim is improper.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                           PLY GEM INDUSTRIES, INC.


                           By:     /s/ Jeffrey S. Silverman
                                   --------------------------
                           Name:   Jeffrey S. Silverman
                           Title:  Chairman of the Board and
                                    Chief Executive Officer



                                   /s/ Dana R. Snyder
                                   --------------------------
                                   Dana R. Snyder


                           Address for Notices

                           Dana R. Snyder
                           c/o Richard H. Wallace
                           Elsass, Wallace, Evans,
                               Schelle & Co., L.P.A
                           100 South Main Avenue, Suite 162
                           Sidney, Ohio 45365-0499

                              EMPLOYMENT AGREEMENT
                                AMENDMENT NO. 1

     THIS AMENDMENT, dated as of October 25, 1995, by and between Ply Gem Industries, Inc., a Delaware corporation, having its principal place of business at 777 Third Avenue, New York, New York 10017 (the Company), and Dana R. Snyder, residing at 700 Plum Ridge Trail, Sidney, Ohio 45365 (the Executive).

                                    RECITALS

     WHEREAS, the parties hereto, under date of June 5, 1995, have entered into an Employment Agreement (the "Employment Agreement") pursuant to which the Company employed the Executive as its Chief Operating Officer upon terms and conditions therein set forth; and

     WHEREAS, Section 6(a) of the Employment Agreement requires the Company to annually pay the Executive $226,000 commencing in the year in which he attains the age of 65 and ending in the year in which he attains the age of 90, which payments are to be funded in part by the Policy and the Pension Plan Benefits; and

     WHEREAS, Section 4(c) of the Employment Agreement requires the Company to provide the Executive with the Life Insurance Policy, a $1,750,000 split dollar life insurance policy; and

     WHEREAS, pursuant to Section 6(b) of the Employment Agreement, the Company granted the Executive options to acquire 300,000 shares of the Company's common stock, which options as of the date hereof have not become exercisable; and

     WHEREAS, the Company and the Executive desire to exchange (i) the Company's obligations under the Employment Agreement to pay the Executive the $226,000 annuity and to provide the Life Insurance Policy for (ii) the acceleration of the exercisability of the options to acquire 300,000 shares and the issuance of additional options to acquire up to 500,000 shares of the Company's common stock; and

     WHEREAS, the parties hereto desire to restate and modify certain provisions of the Employment Agreement upon the following terms and conditions.

     NOW, THEREFORE, in consideration of the mutual agreements and understandings between them, the Company and the Executive hereby agree as follows:

     1. Section 6 of the Employment Agreement shall be deemed modified and amended to provide that the provisions of Section 6(a) shall be deleted and deemed of no further force and effect. In addition, the Company's obligation to furnish the Life Insurance Policy in accordance with Section 4(c) is canceled.

References in the Agreement to Life Insurance Policy and Policy shall be deleted and canceled. In consideration therefore it is agreed that:

          (i) The stock options issued pursuant to Section 6(b) shall be deemed modified and amended so as to provide that all of the options shall be fully exercisable as of the date hereof and the option agreement shall be as more particularly set forth in the forms attached to this Amendment as Exhibit A and Exhibit A-1 respectively. The provisions of Section 5(b)(ii)(D) of the Employment Agreement shall be canceled.

          (ii) The Company has issued to the Executive additional stock options to acquire 250,000 shares of common stock of the Company pursuant to the Stock Option Agreement delivered this date, the form of which is attached hereto as Exhibit B.

          (iii) The Company shall issue to Executive on January 2, 1996, additional stock options to acquire 206,000 shares of common stock of the Company pursuant to the 1994 Employee Incentive Stock Plan. Except as herein set forth, these options shall be in the form of Exhibit B attached hereto. The exercise price of the options shall be the Fair Market Value of the shares of Ply Gem Common Stock on January 2, 1996. In the event the Fair Market Value of Ply Gem Common Stock on January 2, 1996 shall be in excess of $16 per share, then the number of options granted shall be increased so that the number of options granted times the difference between the Fair Market Value of Ply Gem Common Stock on January 2, 1996 and $26 shall equal $2,060,000. Notwithstanding the aforesaid, the maximum number of options to be granted on January 2, 1996 shall be 250,000.

          (iv) The provisions of Section 1(g) shall be modified in its entirety as more particularly set forth on Exhibit C attached hereto so that the definition of "Change of Control" shall be consistent with and conform to the definition adopted by the Board of Directors of the Company for other purposes.

       2. Section 1(j) of the Agreement shall be amended in its entirety, for clarification purposes and to reflect the understanding and agreement of the parties, as follows:

          (j) "Good Reason" shall mean the Executive's voluntary resignation due to one or more of the following (i) the Base Salary is reduced during the Term below the amount set forth in Section 4(a) hereof, (ii) the Executive's group benefits are materially reduced, (iii) the Company insists upon relocation of the Executive in violation of Section 4(f) hereof or a change occurs in the Executives responsibilities without his consent, (iv) a Change of Control event occurs or (v) the Company has materially breached this Agreement and the Company has failed to cure such breach within twenty (20) days of written notification from the Executive of such breach.

       3. The Company agrees to furnish to the Executive at the Company's expense a term life insurance policy in the amount of $1,750,000. The Executive shall have the right to designate the beneficiary.

       The Employment Agreement as heretofore adopted and as dated as of June 5, 1995 and as amended herein is hereby ratified and confirmed and is deemed in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                 PLY GEM INDUSTRIES, INC.

                                 By: /s/ Jeffrey S. Silverman
                                     ------------------------------
                                 Name:  Jeffrey S. Silverman
                                 Title:  Chairman of the Board and
                                           Chief Executive Officer

                                     /s/ Dana R. Snyder
                                     ------------------------------
                                         Dana R. Snyder